Exhibit 99.1

McClatchy Reports Second Quarter 2017 Results

SACRAMENTO, Calif., July 21, 2017 /PRNewswire/ --

  Grew digital-only subscribers to 91,000, or 13.8% from the first quarter of 2016
  Reduced operating expenses 11.7% and adjusted operating expenses 4.6%
  Reduced principal debt by $15 million
  Grew digital-only advertising revenues 10.0%
  Grew average total unique visitors 14.6%, local unique visitors up 10.7%
  Entered into an agreement to sell a majority of our interest in CareerBuilder, expected after-tax proceeds of $68 million
  Grew revenue categories other than print newspaper advertising to 74.7% of total revenues

McClatchy (NYSE-MNI) today reported a net loss in the second quarter of 2017 of $37.4 million, or $4.91 per share that includes after-tax non-cash impairments totaling $28.8 million on the carrying value of the company's interest in CareerBuilder LLC (CareerBuilder) and other equity investments. In the second quarter of 2016 McClatchy reported a net loss of $14.7 million, or $1.89 per share.

The company reported an adjusted net loss of $6.1 million, which excludes severance and certain other items in the second quarter of 2017, compared to an adjusted net loss of $1.5 million in the second quarter of 2016.

Craig Forman, McClatchy's president and CEO, said, "As we focus forward at McClatchy, the mantra of accelerating our pace and cadence is being embraced across the organization. And our changes are being well-received by customers -- both long-tenured and new. In the second quarter, we moved forward by regionalizing our publisher structure, centralizing our audience department, expanding our exceleratetm digital marketing business, hastening our product release cycles and diligently working to close on our strategic real estate transactions.

"As I have mentioned before, achieving a normalized operating environment takes some time in digital transitions. While we continue to see strong headwinds in print advertising, we also are seeing our digital efforts in all aspects of the business moderate those headwinds. In the second quarter, our advertising revenue trend improved by almost one percentage point and our decline in adjusted EBITDA improved from last quarter by almost seven percentage points, important indicators of our strategic plans at work.

"Our commitment to journalism that matters is an area of focus that is unremitting. And reaching greater audiences with that journalism is at the core of what we do," Forman continued. "Our newsroom reinvention and the rollout of our new audience management platform are key to these efforts. Two measurements of our success are growth in our digital subscriptions and in unique visitors. Digital subscriptions grew by 13.8% over the same quarter last year and our unique visitors grew by 14.6% over the same period.

"We plan to continue our digital audience growth in the second half of the year by providing relevant journalism to our readers and viewers while explaining the benefits of subscribing to our digital products," Forman said. "We also will learn more about our customers as they begin using the new audience platform, and as a result we can engage more meaningfully with our subscribers."

Second Quarter Results

Total revenues in the second quarter of 2017 were $225.1 million, down 7.1% compared to the second quarter of 2016. The sequential rate of decline is consistent with that reported for the first quarter of 2017 in the 7% range.

Total advertising revenues were $125.2 million, down 11.1% in the second quarter of 2017 compared to the second quarter of 2016. The rate of decline in total advertising revenue slowed in the second quarter reflecting a sequential improvement of 90 basis points compared to the decline reported in the first quarter of 2017. The decline in advertising revenues continues to be due to the softness in traditional print advertising offset by improvements in direct marketing advertising and digital-only advertising.

Digital-only advertising revenues grew 10.0% in the second quarter of 2017 while total digital advertising revenues, which includes digital-only advertising and digital advertising bundled as an upsell with print advertising, declined 0.9% compared to the same quarter last year. Direct marketing declined 1.8% in the second quarter of 2017 compared to a decline of 13.2% in the same period last year. The improvement in trend in the first half of 2017 was mainly attributable to new customers joining in the second half of last year at a few of our markets and the impact of rolling over the elimination of certain products during late 2015 and early 2016.

Audience revenues were $89.9 million, down 0.6% in the second quarter compared to the same period in 2016. Digital-only audience revenues were up 6.7% due to subscriber growth and pricing strategies implemented throughout 2016. The number of digital-only subscribers ended the quarter at 91,000, representing an increase of 13.8% from the second quarter of 2016. The strength in digital-only audience results were achieved despite the interruption that was inherent during the implementation of a new audience management platform during the quarter. New features will be rolled out in coming quarters that will enable additional revenue-generating strategies.

Average total unique and local unique visitors to the company's online products were 66 million and 16.3 million, respectively, in the second quarter of 2017. These results represented growth of 14.6% in total unique visitors and 10.7% in local unique visitors in the second quarter of 2017 compared to the same quarter last year. Mobile users represented 60.2% of average total unique visitors in the second quarter of 2017 compared to 52.9% in the second quarter of 2016.

Revenues exclusive of print newspaper advertising accounted for 74.7% of total revenues in the second quarter of 2017, an increase from 70.4% in the second quarter of 2016.

Results in the second quarter of 2017 included the following items:

  Non-cash impairment charge related to the write-down on the carrying value of our equity investment in CareerBuilder and other equity investments totaling $46.1 million ($28.8 million after-tax);
  Severance charges totaling $5.6 million ($3.4 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $0.8 million ($0.5 million after-tax);
  Gain on real estate transactions and charges associated with relocations of certain operations netting to $3.1 million ($1.9 million after-tax); and
  Loss on extinguishment of debt $0.9 million ($0.6 million after-tax).

Adjusted net loss, which excludes the items above, was $6.1 million. Adjusted EBITDA was $35.5 million in the second quarter of 2017, down 18.2% compared to the second quarter last year. Operating expenses were down 11.7%, while adjusted operating expenses, which exclude non-cash and certain other charges, were down 4.6% in the second quarter of 2017 compared to the same quarter last year. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Other Second Quarter Business and Recent Highlights

Real Estate Transactions:
On March 31, 2017, the company completed the sale of the San Luis Obispo, California, building and land for gross proceeds of $9.0 million.

The Sacramento, California, land and buildings sale and leaseback transaction is expected to close in the third quarter of 2017.

The company entered into separate sales agreements during the second and third quarter respectively for its Kansas City, Missouri real property. On April 4, 2017, the company entered into an agreement with 1729 Grand Boulevard, LLC, a 3D Development company, to buy the Kansas City Star's downtown office facility. On July 12, 2017, the company entered into an agreement with R2 Capital, LLC to buy the Kansas City Star's production facility, which will be structured as a sales leaseback transaction. The two Kansas City sale transactions will yield combined gross proceeds of $42 million and are expected to close in the third and fourth quarters of 2017, subject to customary closing conditions.

In the second quarter, the Company entered into a non-binding letter of intent to sell and leaseback its Columbia, South Carolina, land and building. The sale is expected to close in the fourth quarter of 2017, subject to customary closing conditions.

CareerBuilder:
On June 19, 2017, the Company announced that along with the current ownership group, it entered into an agreement to sell a majority of the collective ownership interest in CareerBuilder to an investor group led by investment funds managed by affiliates of Apollo Management Group along with the Ontario Teachers' Pension Plan Board. The transaction is expected to close in the third quarter of 2017. Upon closing, the company expects to receive $76 million made up of approximately $8 million in normal distributions and $68 million of after-tax proceeds.

Upon the closing of the transaction, McClatchy's ownership interest in CareerBuilder will be reduced to 3.5% from 15%. Management has estimated a fair value of the interest retained in CareerBuilder and its accounting impact of the transaction, and as a result, an additional pre-tax non-cash impairment charge of $45.6 million was recorded in the second quarter of 2017.

First Six Months Results of 2017

Total revenues for the first six months of 2017 were $446.3 million, down 7.1% compared to the first six months of 2016. Advertising revenues were $245.1 million, down 11.6% compared to the first six months of last year. Softness in print advertising negatively impacted advertising revenues but was partially offset by growth in digital-only advertising revenue of 10.8% when compared to the first half of 2016.

Audience revenues were $181.3 million, relatively unchanged when compared to the first half of 2016 and digital-only audience revenues were up 8.8% over the same period. The growth in digital-only audience revenue is attributable to the increase in digital-only subscribers through promotional efforts and rate increases initiated in the second half of last year.

The company reported a net loss for the first half of 2017 of $133.0 million, or $17.49 per share which included non-cash after-tax impairment charges of $105.6 million that are mainly attributable to the write-down of its CareerBuilder investment. Net loss for the first half of 2016 was $27.5 million or $3.48 a share.

Results for the first six months of 2017 included the following items:

  Non-cash impairment charge related to the write-down of the carrying value of our equity investment in CareerBuilder and other investments totaling $169.1 million ($105.6 million after-tax);
  Severance charges totaling $9.5 million ($5.8 million after-tax);
  Non-cash write-down of inventory totaling $2.0 million ($1.2 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $1.2 million ($0.7 million after-tax);
  Gain on real estate transaction offset by charges associated with relocations of certain operations netting to $2.8 million ($1.7 million after-tax);
  Loss on extinguishment of debt of $0.9 million ($0.6 million after-tax);
  Costs related to co-sourcing information technology operations and other miscellaneous acquisition-related costs totaling $0.3 million ($0.2 million after-tax); and
  Net increase in taxes totaling $0.1 million for adjustments of certain deferred tax credits related to tax positions taken in prior years.

Adjusted net loss, which excludes the items above, was $20.6 million. Adjusted EBITDA was $58.6 million in the first half of 2017, down 21.0% compared to the first half of last year. Operating expenses were down 8.9%, while adjusted operating expenses, which exclude non-cash and certain other charges, were down 4.5% in the first half of 2017 compared to the same period last year.

Debt and Liquidity:
Debt at the end of the second quarter 2017, after repurchasing $15 million of bonds, was $858.7 million. The notes due September 2017 had a principal balance of $16.9 million outstanding with no other maturities coming due until December 2022. The company finished the quarter with $8.4 million in cash, resulting in net debt of $850.3 million. In addition, the Company has a $65 million revolving line of credit available for liquidity.

The leverage ratio at the end of the second quarter under the company's credit agreement was 5.48 times cash flow (as defined) compared to a maximum leverage covenant of 6.0 times cash flow. The company expects its current de-leveraging strategies to reduce this ratio over the course of the year.

Outlook

Craig Forman said, "In the first quarter we indicated that our decline in adjusted EBITDA was not reflective of the trend we expect for the rest of 2017. We are happy to report that we improved upon our adjusted EBITDA trend by almost seven percentage points in the second quarter and we also expect to see trend improvements in EBITDA in the second half."

For the second half of 2017, the company expects to grow digital-only advertising revenue at a double-digit rate for all of 2017, improving on the trend seen in the first half of 2017. The company expects to obtain the digital growth through organic investments in digital solutions like exceleratetm, as well as other digital products and partnerships.

Expenses are expected to include investments in exceleratetm throughout 2017, providing it with a larger sales force and with tools to drive revenue results in McClatchy's markets, as well as adjacent markets. Management also sees further potential in its video portfolio as well as Nucleus, which is expected to help drive results for large retailers and national accounts.

While the company believes in the value of print advertising, the declining trends in print advertising are not anticipated to subside in the remainder of 2017. Management believes that print advertising will continue to become a smaller portion of advertising and total revenue. Audience revenues are expected to be stable in 2017.

Management remains committed to reducing operating expenses and will monitor costs throughout the year to achieve expense performance in line with revenue performance, despite the additional investments in news and sales infrastructures. Strategies to continue its digital transformation and reduce legacy costs include, among others, moving to regional publishers, centralizing audience functions, consolidating production and other functions and reinventing our newsrooms to have a digital-first work flow. These actions will result in initial implementation costs in the range of $18 million to $20 million, which may include accelerated depreciation and certain other non-cash costs. This compares to similar upfront costs of approximately $40 million in 2016 to further its digital transformation and continue the reduction of legacy costs. As noted above, management expects improving performance in adjusted EBITDA compared to the level of decline in the first half of 2017.

Management will maintain its focus on monetizing real estate assets throughout 2017 with the goal of realizing approximately $100 million in proceeds in 2017. The proceeds achieved from the real estate transactions coupled with proceeds from other asset sales and cash from operations will be utilized to de-lever the company through debt reductions and for further investment in the business.

The company's consolidated statistical report, which summarizes revenue performance for the second quarter and first half of 2017, is attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%. Adjusted operating expenses is defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 46060930) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy operates 30 media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts, the future of CB, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; including sales of real estate properties or transactions related to strategic alternatives for CareerBuilder, transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 25, 2016, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016
REVENUES - NET:
Advertising	$ 125,239	$ 140,900	$ 245,128	$ 277,156
Audience	89,915	90,479	181,331	181,141
Other	9,966	10,855	19,873	21,916
	225,120	242,234	446,332	480,213
OPERATING EXPENSES:
Compensation	86,823	94,543	178,231	193,623
Newsprint, supplements and printing expenses	16,459	19,565	34,304	38,597
Depreciation and amortization	19,624	24,430	39,428	48,992
Other operating expenses	90,104	102,695	186,778	200,353
	213,010	241,233	438,741	481,565

OPERATING INCOME (LOSS)	12,110	1,001	7,591	(1,352)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(20,292)	(21,223)	(40,746)	(41,470)
Interest income	136	112	289	208
Equity income (loss) in unconsolidated companies, net	(159)	4,264	(96)	7,005
Impairments related to equity investments	(46,147)	-	(169,147)	(892)
Gain (loss) on extinguishment of debt, net	(869)	-	(869)	1,535
Retirement benefit expense	(3,328)	(3,694)	(6,655)	(7,388)
Other - net	23	75	83	33
	(70,636)	(20,466)	(217,141)	(40,969)

Loss before income taxes	(58,526)	(19,465)	(209,550)	(42,321)
Income tax benefit	(21,080)	(4,731)	(76,529)	(14,846)
NET LOSS	$ (37,446)	$ (14,734)	$ (133,021)	$ (27,475)

Net loss per common share:
Basic	$ (4.91)	$ (1.89)	$ (17.49)	$ (3.48)
Diluted	$ (4.91)	$ (1.89)	$ (17.49)	$ (3.48)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,622	7,784	7,605	7,906
Diluted	7,622	7,784	7,605	7,906

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016

NET LOSS	$ (37,446)	$ (14,734)	$ (133,021)	$ (27,475)

Income tax benefit	(21,080)	(4,731)	(76,529)	(14,846)
Interest expense	20,292	21,223	40,746	41,470
Depreciation and amortization	19,624	24,430	39,428	48,992

EBITDA	(18,610)	26,188	(129,376)	48,141

Severance charges	5,591	5,647	9,457	8,652
Non-cash stock compensation	432	383	1,461	1,757
Non-cash and non-operating retirement benefit expense	3,328	3,694	6,655	7,388
Equity (income) loss in unconsolidated companies, net	159	(4,264)	96	(7,005)
Impairments related to equity investments	46,147	-	169,147	892
Other asset impairment charges	-	-	1,957	-
Other operating costs, net (1)	(2,278)	12,003	(1,307)	16,142
Other non-operating, net	710	(303)	497	(1,776)
Adjusted EBITDA	$ 35,479	$ 43,348	$ 58,587	$ 74,191

Adjusted EBITDA Margin	15.8%	17.9%	13.1%	15.4%

(1) Other operating costs, net, includes: Gain and loss on sale of land and relocation charges, net; Technology conversion costs related to co-sourcing a majority of information technology operations; costs associated with reorganizing sales and other operations; and net acquisition costs. See the text of the press release for the detailed gross and net of tax contribution of each category.

Reconciliation of Net Loss to Adjusted Net Loss

NET LOSS	$ (37,446)	$ (14,734)	$ (133,021)	$ (27,475)

Add back certain items:
(Gain) loss on extinguishment of debt, net	869	-	869	(1,535)
Other asset impairment charges	-	-	1,957	-
Impairments related to equity investments	46,147	-	169,147	901
Severance charges	5,591	5,647	9,457	8,652
Accelerated depreciation on equipment	-	3,802	-	6,642
Other operating costs, net	(2,278)	11,888	(1,307)	16,142
Certain discrete tax items	-	-	106	(897)
Less: Tax effect of adjustments	(18,955)	(8,088)	(67,767)	(11,803)
Adjusted net loss (2)	$ (6,072)	$ (1,485)	$ (20,559)	$ (9,373)

(2) The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 213,010	$ 241,233	$ 438,741	$ 481,565
Add back:
Depreciation and amortization	19,624	24,430	39,428	48,992
Other asset impairment charges	-	-	1,957	-
Severance charges and non-cash stock compensation	6,023	6,030	10,918	10,409
Other operating costs, net	(2,278)	12,003	(1,307)	16,142
Adjusted operating expenses	$ 189,641	$ 198,770	$ 387,745	$ 406,022

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 2
	Combined			Print			Digital

Revenues - Net:	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Advertising
Retail	$58,701	$68,579	-14.4%	$36,141	$46,393	-22.1%	$22,560	$22,185	1.7%
National	9,889	10,511	-5.9%	3,425	4,984	-31.3%	6,464	5,527	17.0%
Classified Total	31,204	35,873	-13.0%	17,240	20,183	-14.6%	13,966	15,689	-11.0%
Automotive	6,742	8,156	-17.3%	1,637	2,522	-35.1%	5,105	5,634	-9.4%
Real Estate	5,779	6,408	-9.8%	3,022	3,499	-13.6%	2,758	2,908	-5.2%
Employment	4,754	6,423	-26.0%	1,983	2,916	-32.0%	2,772	3,507	-21.0%
Other	13,929	14,886	-6.4%	10,598	11,246	-5.8%	3,331	3,640	-8.5%
Direct Marketing	25,319	25,781	-1.8%	25,319	25,781	-1.8%
Other Advertising	126	156	-19.2%	126	156	-19.2%
Total Advertising	$125,239	$140,900	-11.1%	$82,251	$97,497	-15.6%	$42,990	$43,401	-0.9%

Memo: Digital-Only Advertising							$32,751	$29,777	10.0%

Audience	89,915	90,479	-0.6%	65,113	65,368	-0.4%	24,801	25,111	-1.2%
Other	9,966	10,855	-8.2%
Total Revenues	$225,120	$242,234	-7.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,712.2	3,139.7	-13.6%

Millions of Preprints Distributed				487.7	624.6	-21.9%

Audience:
Daily Average Total Circulation*				1,318.9	1,496.1	-11.8%
Sunday Average Total Circulation*				1,955.9	2,216.6	-11.8%
Monthly Unique Visitors							65,973.1	57,549.9	14.6%

Columns may not add due to rounding

*	Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print			Digital

Revenues - Net:	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Advertising
Retail	$114,928	$135,298	-15.1%	$72,149	$93,416	-22.8%	$42,779	$41,882	2.1%
National	18,726	20,382	-8.1%	6,435	9,678	-33.5%	12,291	10,705	14.8%
Classified Total	62,632	71,563	-12.5%	34,740	40,720	-14.7%	27,893	30,843	-9.6%
Automotive	13,804	16,626	-17.0%	3,456	5,329	-35.1%	10,349	11,297	-8.4%
Real Estate	11,192	12,744	-12.2%	5,904	7,231	-18.4%	5,289	5,513	-4.1%
Employment	9,708	12,689	-23.5%	4,139	5,833	-29.0%	5,570	6,856	-18.8%
Other	27,928	29,504	-5.3%	21,242	22,327	-4.9%	6,686	7,176	-6.8%
Direct Marketing	48,608	49,460	-1.7%	48,608	49,460	-1.7%
Other Advertising	234	453	-48.3%	234	453	-48.3%
Total Advertising	$245,128	$277,156	-11.6%	$162,166	$193,727	-16.3%	$82,963	$83,430	-0.6%

Memo: Digital-Only Advertising							$62,603	$56,499	10.8%

Audience	181,331	181,141	0.1%	131,740	130,954	0.6%	49,590	50,187	-1.2%
Other	19,873	21,916	-9.3%
Total Revenues	$446,332	$480,213	-7.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				5,309.0	6,198.7	-14.4%

Millions of Preprints Distributed				988.0	1,221.6	-19.1%

Audience:
Daily Average Total Circulation*				1,436.1	1,542.8	-6.9%
Sunday Average Total Circulation*				2,081.9	2,275.3	-8.5%
Monthly Unique Visitors							67,558.9	55,888.9	20.9%

Columns may not add due to rounding

*	Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com